Exhibit 10.15

WireCo WorldGroup Inc.
Employee Bonus Plan
Effective January 1, 2015
Purpose
As of January 1, 2015, this Employee Bonus Plan (“Plan”) supersedes and replaces in its entirety the Management EBITDA Bonus Plan. The Plan is designed to provide an effective means to motivate and compensate eligible employees, on an annual basis, through cash bonuses based on the achievement of two strategic targets of maximizing both corporate EBITDA and cash generation during each calendar year (“Plan Year”)1 WireCo WorldGroup Inc. (the “Company”) believes that by providing short-term incentive compensation, the Company will motivate and increase the retention rate among its employees which, in turn, will enhance the Company’s long-term value.
How Does the Plan Work?
Each eligible employee is assigned a target bonus. The bonus calculation consists of two components: (1) corporate EBITDA, and (2) cash generation, as described in more detail below.

•	The Plan’s performance targets are 70% EBITDA performance and 30% cash generation.

•
For 2015, the 70% EBITDA bonus portion will be calculated and paid out, if earned, on a quarterly basis, and the 30% cash bonus portion will be calculated annually and paid out, if earned, in the first quarter of 2016.

•	Effective January 1, 2016, both corporate EBITDA and cash generation targets will be calculated annually and paid out, if earned, in the first quarter of the following year.[2]
If the actual results of the Company exceed or fall short of the budgeted targets, then the target bonus will be adjusted up or down, depending upon the level of business achievement. If the cash target reaches 100%, the payout is tied to an EBITDA accelerator. The specific payout structure is described below. The Compensation Committee may amend the EBITDA and cash targets, in its sole discretion, from time to time.

EBITDA - 70% of Bonus		Cash - 30% of Bonus
Budget Achieved	Payout	Budget Achieved	Payout
110%+	132%	100%+	Based on EBITDA payout, no less than 100%
105-109.9%	116%
100%-104.9%	100%
95%-99.9%	84%	95%-99.9%	84%
90%-94.9%	68%	90%-94.9%	68%
85%-89.9%	50%	85%-89.9%	50%
Who Is Eligible?
All regular full-time employees3 will be eligible to receive a bonus under the Plan, unless an employee is not working actively through the end of any quarter (for purposes of any quarterly EBITDA bonus payout during 2015) or the end of the Plan Year.

1 The first 12 months of the Plan provides for a quarterly calculation and quarterly payout, if earned, of the corporate EBITDA performance target. This calculation and payout period shall be changed to occur on an annual basis as of January 1, 2016.
2 The annual calculation and payout, if earned, of corporate EBITDA and cash generation targets went into effect on January 1, 2015 for the Company’s executive management team.
3 Certain classifications of employees who are located at the plant facilities are not subject to the Plan and instead are eligible for incentive plans based on plant performance.

Exhibit 10.15

All new hires who were not regular full-time employees for the full Plan Year will be paid any bonus on a pro-rata basis. The pro-rata amount will be calculated based on the employee’s income, i.e., base salary/regular pay and other eligible earned income, if applicable, paid during the Plan Year. The Compensation Committee (“Compensation Committee”) may grant exceptions to the eligibility criteria or bonus payments in its sole discretion.

Miscellaneous
The establishment of this Plan, any provisions of this Plan, and/or any action of the Compensation Committee or any Company officer with respect to this Plan, does not confer upon any employee the right to continued employment with the Company. The Company reserves the right to dismiss any employee at will (at any time, with or without prior notice, with or without cause), or otherwise deal with an employee to the same extent as though the Plan had not been adopted.
The Company may, in its discretion, provide for any federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual of payment of benefits under the Plan, and all such determinations shall be final and conclusive.
The resolution of any questions with respect to payments and entitlements pursuant to the provisions of this Plan shall be determined by the Chief Human Resources Officer, in his sole discretion, and all such determinations shall be final and conclusive.
This Plan may be terminated or revoked by the Compensation Committee, in its sole discretion, at any time, and may be amended by the Compensation Committee, in its sole discretion, from time to time without the approval of any employee.